EXHIBIT 10.27
[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL INFORMATION HAS BEEN OMITTED. CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN PROVIDED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION
VOLCANO-GOODMAN
EXCLUSIVE DISTRIBUTION AGREEMENT
This Agreement, dated as of September 27, 2004, is made and entered into by and between:
Goodman Company, Ltd., a company incorporated under the laws of Japan (“Distributor”), and VOLCANO Therapeutics, Inc., a company incorporated under the laws of the United States (“VOLCANO”).

WHEREAS	VOLCANO has developed certain products for interventional cardiology and radiology applications;

WHEREAS	Distributor sells devices for medical use and has considerable experience in the marketing, sale and servicing of such devices and systems for such applications;

WHEREAS	VOLCANO desires Distributor to distribute the VOLCANO Products, and Distributor desires to distribute the VOLCANO Products, in accordance with and subject to the terms, conditions and provisions set forth in this Agreement; and

WHEREAS	Distributor shall enter into a sub-distribution agreement (the “Goodman-Fukuda Sub-Distribution Agreement”) with Fukuda Denshi Co., Ltd., a company incorporated under the laws of Japan (“Fukuda”), as a condition to the continuation of this Agreement.
THE PARTIES HEREBY AGREE AS FOLLOWS
1	DEFINITIONS
In this Agreement the following terms and expressions shall have the meaning set out below.

Contract Year	Shall mean any given twelve (12) month period ending on the anniversary of the Effective Date of this Agreement.

Distributor	Shall mean Goodman Company, Ltd., having its registered address at: 108 Fujigaoka, Meito-Ku, Nagoya, 465 Japan.

Effective Date	Shall mean the date Distributor and/or VOLCANO receive Japanese regulatory approval for the mechanical rotational Intravascular Ultrasound (IVUS) catheters described in Exhibit A.

Field	Shall mean the field of use for VOLCANO Products in interventional cardiology

(applications within the heart).

Order	Shall mean an order for VOLCANO Products submitted by Distributor and accepted by VOLCANO under Section 4.

Price Schedule	Shall mean the schedule of prices for the VOLCANO Products as agreed upon by the parties from time to time. The current Price Schedule is set forth in Exhibit A hereto.

Territory	Shall mean the country of Japan.

VOLCANO	Shall mean VOLCANO Therapeutics Inc., a Delaware corporation, having its address at: 2870 Kilgore Road, Rancho Cordova, CA 95670, USA and its affiliates.

VOLCANO Improvements	Shall mean any improvements, modifications, developments or additions to the VOLCANO Products, whether developed by VOLCANO or Distributor.

VOLCANO Product(s)	Shall mean those products which are listed in Exhibit A and for which a separate price is set forth in the Price Schedule. VOLCANO Products may be changed, abandoned or added by VOLCANO, at its sole discretion, provided that VOLCANO gives one hundred eighty (180) days prior written notice to Distributor.
2	DISTRIBUTORSHIP

2.1	VOLCANO hereby appoints Distributor, and Distributor hereby accepts appointment, as VOLCANO’s exclusive distributor of the VOLCANO Products in the Field throughout the Territory, with the right to import, market, sell, and distribute the VOLCANO Products for use in the Field throughout the Territory in accordance with the terms and conditions of this Agreement. Distributor agrees to use commercially reasonable efforts to successfully market the VOLCANO Products throughout the Territory for use in the Field on a continuing basis throughout the term.

2.2	Distributor may not, without prior written consent from VOLCANO, which consent may be withheld in VOLCANO’s sole discretion, appoint third parties (a “Subdistributor”) to act for Distributor in selling and distributing the VOLCANO Products in the Territory for use in the Field under this Agreement. If VOLCANO provides written consent to a Subdistributor as provided for in this Section 2.2, Distributor shall enter into an agreement with Subdistributor in a form approved in writing by VOLCANO. For the avoidance of any doubt, the term Subdistributor does not apply to local dealers normally used by Distributor in the Territory.

2.3	Distributor shall not have any right to actively, and shall not actively, import, market, sell, distribute or use, or authorize any third party to import, market, sell, distribute or use, any of the VOLCANO Products outside of the Territory or for any use outside of the Field.

3	MINIMUM PURCHASE VOLUMES

3.1	Distributor shall place orders with VOLCANO for delivery in each Contract Year a quantity of the VOLCANO Products greater or equal in volume to the minimum volumes for such Contract Year as the parties shall agree and set forth in Exhibit B. As soon as reasonably possible after the date hereof, but in no case later than [November 15, 2004], at such time as the parties finalize Exhibit B, it shall be attached to and incorporated as part of this Agreement.

3.2	Should Distributor not place orders with VOLCANO for a quantity of the VOLCANO Products at least to the extent set forth in Exhibit B, VOLCANO may terminate the Agreement pursuant to Section 11.1(i).

4	ORDERING AND DELIVERY

4.1	All orders for the VOLCANO Products submitted by Distributor shall be initiated by written purchase order sent to VOLCANO; provided, however, that an order may initially be placed orally or by facsimile if a confirmational written purchase order is received by VOLCANO within seven (7) days after said oral or facsimile order. Distributor shall submit orders to VOLCANO at least ninety (90) days prior to the first day of the requested month of delivery. Each of Distributor’s orders shall specify: (a)the quantity of each VOLCANO Product ordered; (b) the applicable purchase prices; (c) shipping instructions (e.g., requested carrier, shipping date, shipping destination and insurance); and, (d) if requested by VOLCANO, a letter of credit. Each of Distributor’s orders shall be subject to VOLCANO’s acceptance not to be unreasonably withheld. Upon receipt of any order from Distributor, VOLCANO shall promptly notify Distributor of its acceptance or rejection of the order and, if rejected, the reasons for the rejection. VOLCANO shall have no liability to Distributor with respect to orders that are not accepted. Any order submitted by Distributor and accepted by VOLCANO shall be binding upon the parties and may not be modified, rescinded or cancelled by either party without the agreement of the other party.

4.2	Within the first ten (10) days of every quarter, Distributor shall provide VOLCANO with a twelve (12) month non-binding rolling forecast of its orders for the VOLCANO Products to be shipped by VOLCANO in each of the months covered by the forecast, on a template formatted and provided by VOLCANO.

4.3	VOLCANO shall use commercially reasonable efforts to deliver the VOLCANO Products in accordance with the applicable Orders. Distributor shall pay directly, or reimburse VOLCANO for, all shipping charges, premiums for insurance, inspection fees, customs, duties, export and import fees, assessments and other costs incurred to comply with Distributor’s shipping instructions and otherwise transport the VOLCANO Products as specified in the applicable Order.

4.4	The VOLCANO Products delivered pursuant to the terms of this Agreement shall be suitably packed for air freight shipment in VOLCANO’s standard shipping cartons, marked for shipment at Distributor’s address set forth above or any other address in the Territory as Distributor indicates and delivered to Distributor or its carrier agent F.O.B. VOLCANO’s manufacturing plant, at which time title to such VOLCANO Product and risk of loss shall pass to Distributor. Distributor shall select the carrier.

4.5	VOLCANO shall be responsible for all packaging and labeling of the VOLCANO Products purchased under this Agreement. Distributor shall not modify, alter or add to, or authorize any third party to modify, alter or add to, any labeling of any VOLCANO Product without the prior written consent ofVOLCANO.

5	PRICING AND PAYMENT

5.1	The purchase price for each VOLCANO Product purchased by Distributor under this Agreement shall be determined in accordance with the Price Schedule in effect on the date of the applicable Order. Unless otherwise specified in the Price Schedule, all prices are specified in US dollars.

5.2	Unless otherwise specified, the prices and other amounts specified in the Price Schedule, any Order or otherwise in or pursuant to this Agreement, do not include any sales, use or similar taxes. Distributor shall pay directly, or reimburse VOLCANO for such taxes or shall provide VOLCANO with an exemption certificate satisfactory to VOLCANO.

5.3	VOLCANO shall issue invoices for any VOLCANO Product purchased by Distributor, reimbursable costs, taxes and other amounts due to VOLCANO under this Agreement. Distributor shall pay each of VOLCANO’s invoices within sixty (60) days after receipt. Distributor shall make such payments in US Dollars by wire transfer to an account designated by VOLCANOor such other means of payment as may be agreed upon by the parties. Any amount not paid when due shall bear interest at the prime rate of interest quoted on the day the payment is late by The Wall Street Journal or the highest rate allowed by applicable usury law, whichever is less, determined on a daily basis and compounded on the last day of each calendar month, from the date due until the date paid.

5.4	The prices for the VOLCANO Products may be revised from time to time through consultation between VOLCANO and Distributor, taking into account the then prevailing government reimbursement, as well as, market prices of similar products. Such revisions shall apply to all orders received after the effective date of the price revision. Price revisions shall not affect unfulfilled purchase orders accepted by VOLCANO prior to the effective date of the price revision.

6	MARKETING, SALES, SERVICES AND APPROVALS

6.1	Distributor shall consult and cooperate with VOLCANO in connection with the marketing, sale and distribution of the VOLCANO Products under this Agreement. Without limiting the generality of the foregoing, Distributor shall prepare and submit to VOLCANO, at least ninety (90) days prior to the commencement of each Contract Year, a written plan for the marketing, sale and distribution of the VOLCANO Products under this Agreement in the Territory during such Contract Year. Distributor’s plan shall include, without limitation: (a) a description of the promotional, advertising and other marketing activities planned by Distributor within the Territory during the applicable Contract Year; (b)a budget and schedule for such activities; (c) Distributor’s best estimate of anticipated sales of the VOLCANO Products within the Territory during the applicable Contract Year; and (d) a description of any training or other support to be provided by Distributor during the applicable Contract Year, which shall be subject to VOLCANO’s approval not to be unreasonably withheld or delayed. Distributor shall use commercially reasonable effort to comply with the plan for each Contract Year.

6.2	Distributor shall supply all sales and marketing material in the Field throughout the Territory at its sole expense, all such material to be approved by VOLCANO (such approval not to be unreasonable withheld). VOLCANO shall supply Distributor, as reasonably requested from time to time, information required in order to prepare sales and marketing materials.

6.3	Distributor shall, at its own expense, use commercially reasonable efforts to promote the sale of the VOLCANO Products in the Field throughout the Territory. Such promotion shall include, but not be limited to, preparing promotional materials in languages appropriate for the Territory, participating in appropriate trade shows to the extent Distributor thinks fit, and directly soliciting orders from customers for the VOLCANO Products.

6.4	VOLCANO shall, at Distributor’s request, provide training for Distributor’s personnel in the use, operation, maintenance, repair, servicing and other support of the VOLCANO Products in the Territory. Distributor shall pay directly or reimburse VOLCANO for all of its costs reasonably incurred within the Territory in relation to such training (including, without limitation, travel costs in the Territory only).

6.5	VOLCANO shall, at Distributor’s request, provide maintenance, repair and servicing in the Territory to support customers of the VOLCANO Products sold or otherwise distributed by Distributor or its Subdistributors. Distributor shall reimburse VOLCANO for all of its costs reasonably incurred in relation to such maintenance, repair and servicing (including, but not limited to an hourly rate of $175.00 per hour, travel costs, expenses and spare parts costs).

6.6	Distributor shall, at its own expense, pay all import and export licenses and permits, pay customs charges and duty fees, and take all other actions required to accomplish the export and import of the VOLCANO Products purchased by Distributor. Distributor understands that VOLCANO is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibit export or diversion of certain technical products to certain countries. Distributor agrees to comply with all export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority. Distributor shall not import, export or reexport, or authorize the import, export or reexport of, any VOLCANO Product, technical data or other items in violation of any such requirement.

6.7	Distributor agrees that it will undertake to manage, at Distributor’s expense, all scientific trials, whether to humans or animals, required to obtain approval from all Japanese regulatory authorities to market the VOLCANO Products. Upon the request of VOLCANO, Distributor shall submit for and maintain the Ministry of Health and Welfare (“MOHW”) approval for VOLCANO Products. Distributor agrees that in the event of termination of this Agreement, Distributor shall assist VOLCANO in the transfer of the approvals to parties specified by VOLCANO. VOLCANO shall assist Distributor in obtaining regulatory approvals and registration of the VOLCANO Products in the Territory by providing Distributor with (i) materials in VOLCANO’s possession necessary to obtain MOHW approvals and marketing approvals, licenses, and permits; (ii) certificates of analysis, export and compliance; and (iii) such other information as Distributor shall reasonably request from time to time.

6.8	During the term of this Agreement and for a period of three (3) years after the end of the term, Distributor shall keep and maintain records of all sales and other distributions of VOLCANO Products made by Distributor sufficient to effectively, efficiently and economically implement any recall of any VOLCANO Product. Upon VOLCANO’s request, Distributor shall make such records available to VOLCANO and otherwise cooperate as reasonably required to effectively, efficiently and economically implement any recall.

6.9	Distributor undertakes to use commercially reasonable efforts to achieve the highest possible market penetration of all the VOLCANO Products in the Field throughout the Territory under this Agreement. Distributor will keep VOLCANO informed about its activity and market developments and about its customers on a regular basis. Such updates may include the following:
(i)	marketing efforts made within the Territory and the efforts to be made;

(ii)	competition situation and potential changes to be foreseen;

(iii)	particulars about orders taken, offers made and product traceability, and including end user prices;

(iv)	opinions from customers and others with respect to the price and quality of the products;

(v)	particulars about means and costs of transportation of the products and potential changes to be foreseen; and

(vi)	other activities and changes, occurred or foreseen, in the Distributor’s financial situation, ownership and management that could affect the status of this Agreement.
7	INTELLECTUAL PROPERTY RIGHTS

7.1.1	VOLCANO hereby grants to Distributor a non-exclusive license to use the VOLCANO Trademarks (defined herein below) for the purpose of identifying and marketing the VOLCANO Products in the Field throughout the Territory. Any use of the VOLCANO Trademarks will be in accordance with such instructions as VOLCANO may give Distributor from time to time.

7.1.2	During the term of this Agreement, Distributor shall have the right to indicate to the public that it is an authorized distributor of the VOLCANO Products and to advertise (within the Territory) such VOLCANO Product under the trademarks, marks and trade names that VOLCANO may adopt from time to time (“VOLCANO Trademarks”). Nothing herein shall grant to Distributor any right, title or interest in the VOLCANO Trademarks. At no time during or after the term of this Agreement shall Distributor challenge or assist others to challenge the VOLCANO Trademarks or the registration thereof or attempt to register any trademarks, marks or trade name confusingly similar to those of VOLCANO.

7.2	As between the parties, VOLCANO shall be the owner of, and hereby reserves, any and all patent, trade secret, trademark and other intellectual property rights with respect to VOLCANO Products (including, without limitation, any and all VOLCANO Improvements). Distributor shall properly identify and accurately describe all VOLCANO Products as products of VOLCANO. Distributor shall not alter, remove, deface or obscure any notice of any patent, trade secret, trademark or other proprietary right on any VOLCANO Product and shall not add to any VOLCANO Product any other trademark or notice of any other intellectual property right without the prior written consent of VOLCANO.

7.3	VOLCANO reserves any and all rights that it may have in any of its names, logos and other trademarks that are included in the branding of VOLCANO Products or otherwise used in connection with the marketing, sale or distribution of VOLCANO Products under this Agreement.

7.4	Distributor shall immediately notify VOLCANO of any infringement, misuse, misappropriation or violation of any patent, trade secret, trademark or other intellectual property right of a VOLCANO Product that comes to Distributor’s attention. In the event of any such infringement, misuse, misappropriation or violation relating to the activities of Distributor or any third party acquiring any VOLCANO Product directly or indirectly from Distributor, Distributor shall take all steps reasonably necessary to terminate any such infringement, misuse, misappropriation or violation but excluding any right or obligation to initiate any legal proceedings. VOLCANO shall have exclusive control over the commencement, prosecution and settlement of any legal proceeding to enforce, recover damages on account of or obtain other relief with respect to any infringement, misuse, misappropriation or violation of any patent, trade secret, trademark or other intellectual property rights of VOLCANO. In connection with any such legal proceeding in the Territory, Distributor shall provide such assistance related to such proceeding as VOLCANO may reasonably request (including, without limitation, enforcing any judgment, settlement or order made in connection with such proceeding); provided that VOLCANO shall reimburse the expenses reasonably incurred by Distributor to provide such assistance in accordance with VOLCANO’s request for the same. Distributor shall not have any right to commence, prosecute or settle any legal proceeding to enforce, recover damages or obtain other relief on account of any infringement, misuse, misappropriation or violation of any patent, trade secret, trademark or other intellectual property right of VOLCANO as it pertains to the VOLCANO Products.

7.5	Except as otherwise specifically set forth in this Section 7, this Agreement shall not be interpreted or construed to transfer, assign, license or grant any right to or under any patent, trade secret, trademark or other intellectual property right of either party.

8	INSPECTIONS, RETURNS, REPRESENTATION, WARRANTIES AND REMEDIES

8.1	In the event of any shortage, damageprior to delivery or discrepancy in or to a shipment of the VOLCANO Products or in the event that any VOLCANO Product fails to comply with the warranty set forth in Section 8.4 below, Distributor shall without unreasonable delay report the same to VOLCANO and shall furnish such written evidence or other documentation as VOLCANO reasonably may deem appropriate and which is in the possession of Distributor. Distributor may return any such VOLCANO Product that is damaged prior to delivery or is subject to discrepancy or fails to comply with the warranty set forth in Section 8.4 below to VOLCANO at VOLCANO’s expense, and, at Distributor’s request, VOLCANO shall deliver promptly replacement VOLCANO Products in accordance with the delivery procedures established herein.

8.2	VOLCANO represents and warrants to Distributor that the manufacture, use, sale, offer for sale or import of VOLCANO Products in accordance with this Agreement shall notinfringe any then currently issued patents, trade secrets, trademarks or other intellectual property rights of any third party. The warranty set forth in this Section 8 shall not apply to any use of any VOLCANO Product not in accordance with the applicable manuals, instructions and other documentation provided by VOLCANO, where use of a VOLCANO Product in accordance with such manuals, instructions and other documentation would have avoided the infringement.

8.3	VOLCANO warrants to Distributor that any VOLCANO Product sold to Distributor under this Agreement shall, when delivered to Distributor, meet the then effective and agreed upon specifications and shall be free from defects in design, materials and workmanship.

8.4	VOLCANO hereby extends and agrees to extend to any original purchaser of a VOLCANO Product from Distributor a warranty against defects in design, material or workmanship. VOLCANO shall be responsible for the repair and/or replacement of the VOLCANO Products that prove to be defective. The warranty set forth in this Section 8 shall in respect of each VOLCANO Product delivered hereunder expire upon the earlier of (a) one (1) year after the sale by Distributor to the original purchaser; (b) the sterilization expiration date for the applicable VOLCANO Product, provided that such date not be a date less than one (1) year after the date of shipment; or (c) the completion of the first use of the applicable VOLCANO Product. If compulsory law in the jurisdiction within the Territory requires warranties which are more favorable to the purchaser than stated in the foregoing sentence, Distributor shall notify VOLCANO hereof in writing. Should VOLCANO not accept to extend the warranty in accordance with compulsory requirements in the jurisdiction, VOLCANO shall without undue delay inform Distributor hereof in writing, in which case the parties shall as soon as reasonably possible thereafter negotiate in good faith a solution acceptable to both parties.

8.5	VOLCANO’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 8 ARE EXCLUSIVE AND IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS). THE REMEDIES SET FORTH IN THIS SECTION 8 ARE EXCLUSIVE AND IN LIEU OF ANY AND ALL OTHER REMEDIES FOR ANY BREACH OF VOLCANO’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 8.

8.6	VOLCANO’S LIABILITY ARISING OUT OF THIS AGREEMENT AND/OR SALE OF THE VOLCANO PRODUCT SHALL BE LIMITED TO THE AMOUNT PAID BY DISTRIBUTOR FOR THE VOLCANO PRODUCTS. IN NO EVENT SHALL VOLCANO BE LIABLE TO DISTRIBUTOR OR ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY.

9	INDEMNITY AND INSURANCE

9.1	VOLCANO shall indemnify, defend and hold harmless Distributor from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest, penalties, costs and expenses (including without limitation, reasonable legal fees and disbursements) resulting from, arising out of, imposed upon or incurred by Distributor by reason of (i)any breach of any representation or warranty of VOLCANO set forth in paragraph 8.2, 8.3 or 8.4 of this Agreement; (ii) total or partial recalls of VOLCANO Products; or (iii) any bodily injury caused by any alleged defects in materials, workmanship, product performance, or design of the VOLCANO Products. VOLCANO shall maintain product liability insurance for a period of three (3) years after termination of this Agreement in such amounts as is advisable pursuant to ordinary good business practice for a similar company in a similar type of business, and shall provide Distributor with evidence of this coverage upon written request.

9.2	Distributor shall indemnify, defend and hold harmless VOLCANO from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest, penalties, costs and expenses (including without limitation, reasonable legal fees and disbursements) resulting from, arising out of, imposed upon or incurred by Distributor by reason of (i)any breach of Distributor’s obligations under this Agreement; (ii) product claims, representations or warranties, whether written or oral, made or alleged to be made, by Distributor in its advertising, publicity, promotion or sale of any VOLCANO Product where such product claims, representations or warranties were not provided by or approved by VOLCANO; (iii) any infringement, misuse, misappropriation or violation of any intellectual property right of any third party by any trademark of Distributor; or (iv) negligent handling by Distributor of VOLCANO Products. Distributor shall maintain product liability insurance in such amounts as is advisable pursuant to ordinary good business practice for a similar company in a similar type of business, and shall provide VOLCANO with evidence of this coverage upon written request.

10	TERM

10.1	Unless otherwise terminated in accordance with Section 11 hereof, this Agreement shall have an initial term of five (5) years from the Effective Date.

10.2	At the end of the term, this Agreement shall terminate automatically without notice unless prior to that time the term of the Agreement is extended by mutual written consent of the parties.

11	EARLY TERMINATION

11.1	Not withstanding anything to the contrary in Article 10, this Agreement shall be subject to early termination:

(i)	by VOLCANO after thirty (30) days from written notice if Distributor fails to meet the minimum purchase volumes as provided for in Exhibit B;

(ii)	by VOLCANO if Distributor does not use its best efforts to gain Japanese regulatory approval in a timely manner of the rotational IVUS catheters included in Exhibit A. The parties expect that such approval will occur between January 1, 2006 and June 30, 2006;

(iii)	by VOLCANO if the parties have not agreed to the minimum purchase volumes and finalizedExhibit B by [November 15, 2004];

(iv)	by VOLCANO if the Distributor is not able to enter into a sub-distribution agreement with Fukuda by December 31, 2004 per Article 19;

(iv)	by either party immediately upon written notice if the other party fails to fulfill its obligations under this Agreement and such failure is not remedied within thirty (30) days from having received a request for such remedial action from the non-defaulting party; or

(v)	by either party immediately upon written notice if the other party should become insolvent or start negotiations about composition for the benefit of its creditors, if a petition for bankruptcy should be filed by or against the other party and is, in the latter, not dismissed within sixty (60) days or if the other party makes an assignment of all or a material part of its assets for the benefit of its creditors, other than an assignment given as security in connection with a loan or other borrowing on marketable terms by such party.

11.2	In the event of a change in control of fifty (50%) percent or more of the outstanding stock or assets of Distributor, VOLCANO (or its successor-in-interest) may, at its option, terminate this Agreement.

11.3	In the event that there is a change of control, through an acquisition and/or majority purchase of VOLCANO assets, VOLCANO may terminate this Agreement upontwenty-four (24) months advance written notice, given such notice is not given until after the Effective Date.

12	EFFECTS OF TERMINATION
Upon expiration or termination of the Agreement, the following shall apply:
12.1	Unless otherwise agreed upon by the parties, each party shall fulfill its obligations under any and all Orders entered into by the parties during the term in accordance with Section 4; provided, however, that, in the event of any termination pursuant to Section 11.1(iv) or (v), the terminating party may, at its option, cancel any outstanding Orders by giving the other party written notice of such cancellation.

12.2	The parties’ respective rights and obligations with respect to any breach of this Agreement during the term shall survive.

12.3	The parties’ respective rights and obligations under Sections 7, 8, 9, 12, 13, 14, 15, 16 and 17 shall survive.

12.4	Except as otherwise specifically provided for in Section 12, neither party shall have any liability (e.g., for any claim of damages, loss of revenue, profit or compensation, for anticipated sales or for any costs, expenses, investments or other commitments made in reliance upon or otherwise in connection with this Agreement) to the other on account of any expiration or termination of the term. Without limiting the generality of the foregoing, neither party shall have any right, either express or implied by applicable law or otherwise, to renewal of this Agreement or to any damages or compensation for any such termination.

13	NON-COMPETITION

Beginning on February 1, 2005 and for a period of two (2) months following the termination of this Agreement, Distributor shall not, without the prior written consent of VOLCANO, directly or indirectly (e.g., through any of its affiliates), develop, market, sell, distribute or support any product that competes with VOLCANO Products in the Field throughout the Territory provided that this prohibition does not extend to any of Distributor’s and/or its affiliates’ products (present or future) utilizing OCT technology.

14	FORCE MAJEURE

14.1	“Force Majeure” shall mean any event or condition, not existing on the date of signature of this Agreement, not reasonable foreseeable as of such date and without control of either party, which prevents, in whole or in material part, the performance by one of the parties of its obligations hereunder, such as an act of God, act of government, war or related actions, civil insurrection, riot, sabotage, general strike, general lockout, epidemic, fire, flood windstorm and similar events.

14.2	Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure.

14.3	During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other may likewise suspend the performance of all or part its obligations hereunder to the extent that such suspension is commercially reasonable.

15	MISCELLANEOUS

15.1	Confidentiality

15.1.1	During the term of this Agreement and for a period of five (5) years thereafter, each party undertakes not to disclose to any third party any Confidential Information (as defined below) that the party receives from the other party and shall not be used for any other purpose than is required in order to fulfill its obligations under this Agreement.

15.1.2	For the purpose of this Agreement, Confidential Information shall include any and all technical, financial, business or other information disclosed by one party to the other verbally, in writing or in any other way, including without limitation documents, data or information related to products, technologies, know-how and trade secrets, provided that Confidential Information shall not include:

(i)	information which the receiving party can show was lawfully in its possession at the time of disclosure;

(ii)	information which at the time of disclosure is in the public domain or which is published after disclosure or otherwise becomes part of the public domain through no fault of the receiving party; or

(iii)	information which the receiving party can show was received by it from a third party who did not acquire the information, directly or indirectly, from the disclosing party under an obligation of confidence.

15.1.3	Distributor shall ensure that any Subdistributor undertakes an equal confidentiality undertaking. VOLCANO shall ensure that Fukuda agrees to an equal confidentiality undertaking with regards to Distributor.

15.2	Relationship Between Parties

This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or create any obligation or responsibility, expressed or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

15.3	Headings

The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

15.4	Notice

15.4.1	All notices or other communications to a party hereto required or permitted hereunder shall be deemed to be given if in writing and delivered personally or sent by facsimile (with confirmation of transmission) or certified mail (return receipt requested) to such party at the addresses listed in Section 1 of this Agreement (or at such other addresses as shall be specified by like notice).

15.4.2	All notices shall be deemed to be given on the day when actually delivered as provided above (if delivered personally or by facsimile) or on the day shown on the return receipt (if delivered by mail) or on the second day following delivery to a reputable courier.

16	GOVERNING LAW

This Agreement shall be construed and governed in accordance with the laws of the state of California, United States of America, without regard to its rules relating to choice of law. The provisions of the U.N. Convention on Contracts for the International Sale of Goods shall not apply.

17	JURISDICTION

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity of thereof, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

The arbitral tribunal shall be composed of three (3) arbitrators. The place of arbitration shall be in San Francisco, California, and the language to be used in the arbitral proceedings shall be English.

18	ASSIGNMENT

This Agreement, including all terms and conditions hereof which survive any termination or expiration of this Agreement, shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assign. Distributor may not assign any of its rights and obligations hereunder without prior written consent of VOLCANO.

19	FUKUDA SUB-DISTRIBUTION AGREEMENT

Distributor shall use its best efforts to enter into a sub-distribution agreement for the distribution of VOLCANO Products, in a form approved by VOLCANO, with Fukuda as soon as reasonably possible after the date hereof, but in no case later than December 31, 2004.

20	ATTORNEYS FEES

In the event that an action or proceeding is brought as a result of any dispute between the parties hereto concerning any provision of this Agreement or the rights and duties of any party in relation thereto, the prevailing party in such action or proceeding shall be entitled to recover from the losing party its reasonable attorneys fees and costs in addition to any other relief which may be granted.

21	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall together constitute but one and the same agreement, binding upon all the parties hereto, not withstanding that all the parties are not signatories to the original of the same counterpart.

22	ENTIRE AGREEMENT

This Agreement, and exhibits attached hereto, constitutes the entire agreement, and supersedes any and all prior agreements, with respect to the appointment of Distributor as VOLCANO’s distributor and the purchase and sale of the VOLCANO Products. No amendment, modification or waiver of any of the provisions of this Agreement shall be valid unless set forth in a written instrument signed by the party to be bound thereby.

23	NO IMPLIED WAIVER

No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective duly authorized representatives.

VOLCANO Therapeutics, Inc.		Goodman Company, Ltd.

By:	/s/ Scott Huennekens	By:	/s/ Akira Yamamoto

President and CEO		President

EXHIBIT A
TO VOLCANO-GOODMAN
EXCLUSIVE DISTRIBUTION AGREEMENT
EFFECTIVE November 1, 2005
Description of VOLCANO Products and Pricing

Distributor Name:	Goodman Company, Ltd.
Distributor Territory:	Japan

	CATALOG	TRANSFER PRICE
PRODUCT	NUMBER	(EACH)
Rotational IVUS Products:
Meridian PC Based Console with	TBD
Rotational Patient Interface (PIM) and VH IVUS Hardware and Software:
Units 1-15 in calendar year		[CONFIDENTIAL]USD
Units 16-24 in calendar year		[CONFIDENTIAL]USD
Units 25+ in calendar year		[CONFIDENTIAL]USD
VH IVUS Software	8044140015	[CONFIDENTIAL]USD
VH IVUS Software Support and		$[CONFIDENTIAL]
Maintenance Agreement	805698001	per Unit annually

Revolution Rotational IVUS Catheter	TBD	[CONFIDENTIAL]USD
SpinVision Rotational Pullback System	TBD	TBD
Other Accessories for Rotational System	TBD	TBD
IVG3 Rotational Upgrade Kit	TBD	TBD
IVG3 Rotational VH IVUS Upgrade Kit	TBD	TBD
•	Travel costs associated with installation are not included in product cost.

•	All prices are quoted “each” and in US Dollars

/s/ ILLEGIBLE 1/5/06	/s/ ILLEGIBLE 2/7/06

Distributor Authorized Signature and Date	VOLCANO Authorized Signature and Date
Volcano Corporation	CONFIDENTAL

EXHIBIT B
TO
EXCLUSIVE DISTRIBUTION AGREEMENT
`
As of [                     ]
Minimum Purchase Volumes

(VOLCANO THERAPEUTICS LOGO)
October 18, 2004
Goodman Company, Ltd.
Attn: Aaron Nepper
108 Fujigaoka, Meito-Ku
Nagoya, 465 Japan
Dear Aaron:
This letter amendment (the “Amendment”) amends that certain Exclusive Distribution Agreement (the “Distribution Agreement”), dated as of September 27, 2004, by and between Goodman Company, Ltd., and Volcano Therapeutics, Inc. Except as set forth in this Amendment, the terms and conditions of the Distribution Agreement, and Exhibit A thereto, remain in full force and effect.
This Amendment confirms the understanding that the parties agree that Section 3.1 of the Distribution Agreement be deleted and substituted in its entirety by the following:

3.1 Distributor shall place orders with VOLCANO for delivery in each Contract Year a quantity of the VOLCANO Products greater or equal in volume to the minimum volumes for such Contract Year as the parties shall agree and set forth in Exhibit B. As soon as reasonably possible after the date hereof, but in no case later than September 30, 2005, the parties agree to finalize Exhibit B and, at such time as Exhibit B is finalized, Exhibit B shall be attached to and incorporated as part of this Agreement.
If you are in agreement with the terms and conditions of this Amendment, please sign where indicated below and return this letter to the undersigned.
Sincerely,
VOLCANO THERAPEUTICS, INC.
By:     /s/ Scott Huennekens
Name: Scott Huennekens
Title:   President & CEO

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ACCEPTED:
This 22 day of October, 2004.
GOODMAN COMPANY, LTD.
By:     /s/ Akira Yamamoto
Name: Akira Yamamoto
Title:   President

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